Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
ACCELEVATION HOLDINGS CORP.
ARTICLE ONE
The name of the corporation is Accelevation Holdings Corp. (the "Corporation").
ARTICLE TWO
The address of the Corporation's registered office in the State of Delaware is 1209
Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the
State of Delaware.
ARTICLE FOUR
The total number of shares of stock which the Corporation has authority to issue is One
Thousand (1,000) shares of Common Stock, par value $0.01 per share.
ARTICLE FIVE
The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Sherie Hollinger	c/o Kirkland & Ellis LLP 555 California Street San Francisco, CA 94104
ARTICLE SIX
The Corporation is to have perpetual existence.
ARTICLE SEVEN
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.
ARTICLE EIGHT
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of
Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the
Corporation so provide.
ARTICLE NINE
To the fullest extent permitted by the General Corporation Law of the State of Delaware
as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the
Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE TEN
The Corporation expressly elects not to be governed by §203 of the General Corporation
Law of the State of Delaware.
ARTICLE ELEVEN
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE TWELVE
To the maximum extent permitted from time to time under the law of the State of
Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the
Corporation. No amendment or repeal of this ARTICLE TWELVE shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do
make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated
herein are true, and accordingly have hereunto set my hand on the 15th day of June, 2026,

/s/ Sherie Hollinger
Sherie Hollinger, Sole Incorporator